Exhibit 10.33

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

Agreement on supply of high-current [**] Nb3Sn conductors using the “Powder-in-Tube” (PIT) manufacturing process.

Between

Bruker BioSpin AG

Industriestr.  26

8117 Fallanden

Switzerland

and

Bruker BioSpin GmbH

Wikingerstr.  13

76189 Karlsruhe

Germany

- jointly hereinafter referred to as BIOSPIN -

and

Bruker EAS GmbH

Ehrichstr.  10

63450 Hanau

Germany

- hereinafter referred to as BEAS -

Preamble

BEAS develops and manufactures superconducting wires.  BIOSPIN uses superconducting wire for their magnet production.  BIOSPIN has co-financed the development of [**] PIT conductors via the PIT Development Contract dated 19.09.2008.

§ 1 Subject of this contract

The agreement is for the delivery of Powder-In-Tube (“PIT”) conductors, manufactured by BEAS to BIOSPIN.  For this purpose BEAS and BIOSPIN each agree to the following:

i.                                          BEAS agrees to deliver the quantities and types of PIT conductor specified in Annex B.  The supplier agrees to take all reasonable measures to ensure delivery of conductors in the allocated time frame and to manufacture the quantities specified before any other orders.  The supplier also agrees to deliver the first

25% of production in excess of the specified volumes to BIOSPIN prior to any deliveries to other customers.

ii.                                       BIOSPIN agrees to the prices and quantities to be delivered according to Annex A.  The customer also agrees to receive and pay for an additional 25% of the quantities specified, either for each conductor type or in total.  Additional quantities must fulfill the respective minimum length requirements in all cases.  The price for this additional volume will be discounted by 10% for deliveries in the first 18 months of the agreement and by 7.5 % for the second 18 months.

§ 2 Further Details

(1)                                  Purchase Option.

In the event that BEAS decides to discontinue the PIT product or otherwise willfully limit its capacity to deliver PIT conductors to BIOSPIN below the agreed upon target volumes between 2010 and 2012 and below 1500 kg annually thereafter, BIOSPIN shall have the irrevocable option for 10 (“ten”) years from the signing of this contract to purchase all rights and equipment exclusively associated with the PIT technology and exclusively owned by BEAS according to the equipment list of Annex C.  In detail:

a)                                      The purchase option is valid for 6 (“six”) months following the date on which BIOSPIN first was notified of such decision.  BEAS will notify BIOSPIN as soon as can be reasonably expected following such a decision but no later than 10 working days after.

b)                                     In light of the payments received from Bruker BioSpin in the context of the PIT Development Contract dated 19.09.2008, which was the basis for BEAS to purchase the PIT technology from SMI, the entire IP and know-how related to PIT wire production will be sold to BIOSPIN for the symbolic price of [**]€.

c)                                      BIOSPIN will take over all rights and obligations stemming from the asset deal between BEAS and SMI, dated Dec. 1st, 2006, including earn out payments.

d)                                     Furthermore, a complete listing of machines and other equipment — including relevant suppliers — needed for PIT wire production, will be supplied.  Equipment used exclusively for PIT will be sold at book value.

e)                                      BEAS will provide contractual manufacturing of PIT conductors for BioSpin, for up to two years following the announcement.  The parties will term a Manufacturing Agreement for this event.  BEAS will provide the manufacturing service at a cost determined by Cost of Goods Sold (COGS), plus [**].

f)                                        BIOSPIN will be responsible for purchasing material.  BEAS will provide all information about their supply chain as well as reasonable assistance in transferring purchasing to BIOSPIN and will store materials for up to two years at cost.

(2)                                  Price Adjustments

Prices for products are fixed according to Annex A.  The prices for each year reflect anticipated improvements in yield and process speed.  If the actual improvements are better than expected, BIOSPIN and BEAS shall negotiate a new price below the original price for each following year.

a)                                      Cost and profit goals for PIT will be reviewed by the BEST BoD on an annual basis. Dr.  Tony Keller as member of the board will receive this information and will act as arbitrator between the parties in the event that margins appear significantly greater than expected.

i.                  In year one prices will be adjusted for year two in the event that [**]. For each [**], prices for BIOSPIN will be [**].

ii.               In year two prices will be adjusted for year three in the event that [**]. For each [**], prices for BIOSPIN will be [**].

iii.            In the event that Dr.  Tony Keller leaves the Board prior to the review of prices for the final year, another BRKR internal Board member shall assume the position as arbitrator.

b)                                     In case that operating profit goals are not met for [**], BEAS can adjust the prices [**]. Prices for [**] remain fixed. This limitation does not apply to hardships pursuant § 2, section (4 ii).

(3)                                  Limited Exclusivity

The Parties agree that the previous agreement regarding limitation of sales to parties in direct competition with Bruker, explicitly as stated in §4, sec.  (3) and (4) of the PIT Development Contract dated 19.09.2008, shall remain valid in full.  In particular the Parties agree that, in lieu of the fulfillment of milestone II on 10.03.2009 stated in that agreement, the ten year period of limited exclusivity shall start on January 1st, 2011 and remain valid until December 31st, 2020.

(4)                                  Mid-term review & opt-out clause

The prices and delivery volumes are fixed according to Annex A and binding for both parties for the duration of the contract.  Notwithstanding the parties agree to review performance by BEAS according to commitments in Annex A before June 2011.

a)                                      In case BEAS has failed to achieve satisfactory delivery performance as defined in Annex A, BIOSPIN has the option to unilaterally terminate the contract.  BIOSPIN is required to take delivery of any material which is already in production (Work-In-Progress) and which fulfils final specs with final delivery no later than 120 days after termination notice.  In such case BEAS has the right to discontinue PIT production after final deliveries of Work-In Progress.  Other agreements can be reached.

b)                                     At the same time, in case BEAS encounters unexpected hardship, such as rise in material cost or severe process difficulties, with expectations of prolonged excessive cost resulting in operating losses, BEAS has the right to terminate at mid term and offer PIT for sale to BIOSPIN under §2(1).  Optionally the Parties may agree to set new price targets or flexible material cost agreements.

§3 Term of the contract

This agreement shall have a fixed term until Dec. 31st, 2012.

Both parties agree to start negotiations for a new contract in 2012, so that an agreement can be achieved before October 2012.  In case the parties cannot reach agreement on a new contract or prolongation provisions before the end of the term, BIOSPIN shall have no further obligation than to take delivery of any material which is already in production (Work-In-Progress) and which fulfils final specs.  BEAS shall have the right to discontinue the PIT product with no further obligations to BIOSPIN after delivery of remaining Work-In Progress.

Should the parties of this contract agree on further deadlines or regulations pursuant § 4, paragraph (2), then the term of this contract shall be adjusted accordingly.

§4 Miscellaneous

(1)                                  BEAS shall remain owner of all rights and all other proprietary rights relating to the results of the development tasks agreed upon between the parties as well as relating to the PIT development in general, including, but not limited to, all patents and patent applications.  This regulation shall continue to be applicable even after the termination of this contract.  This regulation shall not apply only in case of a purchase option under §2 (1).

(2)                                  In the event that any execution deadlines cannot be met by BEAS, then BEAS shall immediately inform the affected party/parties about the reasons for this delay.  In this case the parties shall try to reach a common agreement on supplementary or additional regulations in the sense of this contract or to agree upon an adequate extension of the time limit.

(3)                                  All changes, additions and modifications to this contract have to be in written form and should be communicated to the three companies involved.

§5 Confidentiality

The parties of this contract oblige themselves to keep all internal information that has been made known to each other confidential and not to disclose it to third parties.  This regulation shall continue to be applicable even after the termination of this contract.

§6 Liability / Warranty

BEAS shall fulfill all its obligations and tasks under this contract with the usual care based on the latest status of science and technology that has been worked out by BEAS, or that is known to BEAS respectively.  For delivery and payment of Products the BEAS standard Terms & Conditions apply, which are known to all Parties.

§7 Salvatory clause

Should one or several regulations of this contract be or become invalid, then the rest of this contract shall remain effective and the parties of this contract will replace the invalid determinations by regulations, which are as close as possible to the intention of the invalid determination.  The parties shall try to solve any discrepancies arising out of or in connection with this contract or its fulfillment in an amicable way.

§8 Place of Jurisdiction

The place of jurisdiction for all disputes arising out of or in connection with this contract is Hanau.

For Bruker Biospin AG		: /s/ Rene Jeker

Fallanden,	12.5.2010 (May 12, 2010)

For Bruker Biospin GmbH:		: /s/ Gerhard Roth

Karlsruhe,	12.5.2010 (May 12, 2010)

For Bruker EAS GmbH		: /s/ Klaus Schlenga

Hanau,	12.5.2010 (May 12, 2010)

Bruker Confidential

Annex A: Schedule of Prices & Volumes

Prices and delivery volume commitments are summarized in this annex for reference PIT conductors with a diameter or equivalent diameter of [**].  Specifications for the reference conductors are according to Attachment 1 of the original PIT Development Contract dated 19.09.2008.  This annex lists committed prices and volumes for reference conductors for high-jc [**], both round and rectangular.  Deviations from the reference conductors in diameter or other specifications may influence the price.  Typically, larger equivalent diameters will have lower € / kg prices, while changes in number or size of filaments and volume fractions will result in higher € / kg prices. This requires a case by case evaluation.  Larger wire diameter indicates reduced drawing effort but might require a modified size of filaments for electrical performance and thus new wire design and development.

Exact specifications for conductors to be delivered will have to be communicated between the Parties at least four months prior to delivery in case they deviate from the reference conductors.

Satisfactory delivery

Exact delivery dates will be communicated between the parties on a monthly basis.  Target volumes and satisfactory delivery performance are achieved if:

i)                                         All delivered and accepted quantities are counted towards the target volume, including concessions and special products, and

ii)                                      The agreed upon quantity is delivered within 45 days of the following year and

iii)                                   The delivered quantity is within 10% of the agreed upon target volume

Reference specifications for conductors:

[**]:  see Annex B:  Specifications for [**] wire

Maximum available unit lengths: [**]

Minimum acceptable Unit lengths:  Subject to specific orders and dimensions agreed between the Parties during monthly communication for deliveries in the following months.

Price & Volume commitments for the Parties:

[**]

Annex B: Specification of PIT conductors for Bruker BioSpin AG and GmbH (BEC / ECK, 15.06.2010)

1.             [**]

2.             [**]

3.             [**]

Annex C to PIT Contract, signed May 12th, 2010
Bruker EAS GmbH	[**]